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                                                                      EXHIBIT 12


STATEMENTS RE COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE STOCK DIVIDENDS--UNAUDITED(a)
Sun Company, Inc. and Subsidiaries


(Millions of Dollars Except Ratios)
--------------------------------------------------------------------------------

                                               For the Years Ended December 31
                                           -------------------------------------
                                            1995    1994  1993  1992    1991
                                            ----    ----  ----  ----    ----
Fixed Charges and Preference Stock
 Dividends:
  Consolidated interest cost and
   debt expense.........................    $105    $ 97  $ 81 $  97  $ 112
  Interest cost and debt expense of
   operations held for sale.............      16      22     8    --     --
  Interest allocable to rental
   expense(b)...........................      34      35    29    29     29
                                            ----    ----  ---- -----  -----
  Total Fixed Charges...................     155     154   118   126    141
  Preference Stock Dividends(c).........      32      --    --    --     --
                                            ----    ----  ---- -----  -----
       Total Fixed Charges and
        Preference Stock Dividends......    $187    $154  $118 $ 126  $ 141
                                            ====    ====  ==== =====  =====

Earnings:
  Consolidated income (loss) from
   continuing operations before
   provision (credit) for income
   taxes and cumulative effect of
   change in accounting principle.......    $319    $120  $426 $(432) $(108)
  Minority interest in net income
   (loss) of subsidiaries having
   fixed charges........................      19      35    25   (59)    16
  Proportionate share of provision
   for income taxes of 50 percent
   owned but not controlled
   affiliated companies.................       4       3     3     2      3
  Equity in income of less than 50
   percent owned affiliated companies...     (10)     (7)   (6)   (5)    (4)
  Dividends received from less than
   50 percent owned affiliated
   companies............................       5       5     5     4      4
  Fixed charges.........................     155     154   118   126    141
  Interest capitalized..................      (6)    (15)   (9)   (6)    (5)
  Amortization of previously
   capitalized interest.................      16      31    16    42     18
                                            ----    ----  ---- -----  -----
       Total Earnings...................    $502    $326  $578 $(328) $  65
                                            ====    ====  ==== =====  =====
Ratio of Earnings to Combined Fixed
  Charges and Preference Stock
  Dividends.............................    2.68    2.12  4.90 N/A(d) N/A(d)
                                            ====    ====  ==== ===    ===
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(a)  The consolidated financial statements of Sun Company, Inc. and subsidiaries contain the accounts of all subsidiaries that are controlled (generally more than 50 percent owned) except those accounted for as investments held for sale or discontinued operations. Prior to the fourth quarter of 1993, coal and real estate operations were accounted for as discontinued
     operations and, accordingly, were excluded from the computation of the ratio of earnings to combined fixed charges and preference stock dividends.
     Effective in the fourth quarter of 1993, coal and real estate operations and their results of operations are now included in continuing operations,
     Accordingly, beginning October 1, 1993, coal and real estate operations are included in the computation of the ratio of earnings to combined fixed charges and preference stock dividends. (See Note 2 to the consolidated financial statements in the Company's 1995 Annual Report on Form 10-K, incorporated by reference herein.) Affiliated companies over which the
     Company has the ability to exercise significant influence but that are not controlled (generally 20 to 50 percent owned) are accounted for by the equity method.

(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.

(c) Represents the amount of pretax earnings which would be required to cover the dividend requirements of the Company's Cumulative Preference Stock -
     Series A, no par value, subsequent to its issuance in August 1995.

(d) Earnings are inadequate to cover fixed charges by $454 and $76 million in 1992 and 1991, respectively, as a result of $745 and $156 million pretax provisions for write-down of assets and other matters.